Exhibit 10.6-a

NOTICE:  THIS CONTRACT IS SUBJECT TO ARBITRATION [PURSUANT
TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT]

Noncompetition,
Severance And Employment Agreement
Between
Carolina First Bank And Jesus E. Diaz

This Noncompetition, Severance and Employment Agreement (this “Agreement”) is made and entered into as of September 3,  2007, by and between Jesus E. Diaz, an individual (the “Executive”), and Carolina First Bank, a South Carolina corporation headquartered in Greenville, South Carolina (the “Company”) and wholly owned subsidiary of The South Financial Group, Inc. (“TSFG”). As used herein, the term “Company” shall include the Company and any of its subsidiaries and its parent corporation, except where the context otherwise requires.

Recitals

The Company's Board of Directors (the “Board”) believes that the Executive will be instrumental in the future success of the Company.  The Company desires to employ the Executive as an officer of the Company. The terms hereof are consistent with the executive compensation objectives of the Company as established by the Board. The Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein.

Agreement

In consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Subject to the terms and conditions hereof, the Company hereby employs the Executive and Executive hereby accepts such employment as an officer of the Company (or a Company subsidiary as dictated by the Company’s CEO or the Executive’s immediate supervisor) having such duties and responsibilities as are set forth in Section 3 below.

2.           Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Annual Bonus Amount” shall mean the average of the annual cash bonuses earned by Executive under any written short-term (i.e. one year) plan (regardless of whether a particular bonus has yet been paid or whether any portion thereof was deferred) as a result of employment by the Company and its affiliates over the three year period immediately preceding the date of termination. In calculating the Annual Bonus Amount: (1) if one of the year’s bonuses in the calculation period was based on a period of less than 12 full months, then such annual bonus amount shall be annualized;  (2) if Executive was employed for less than three years and had not yet earned a bonus in year two and/or year three (as applicable) because Executive was not employed at December 31 of that year, then the Annual Bonus Amount shall be calculated based solely on the years in which Executive was employed at the end of the year; (3) if Executive shall not have been employed long enough to earn a cash bonus, then the Annual Bonus Amount will be deemed to be zero.

“Cause” shall mean: (i) fraud; (ii) embezzlement; (iii) conviction of the Executive of any felony; (iv) dereliction of duties, or a material breach of or the willful failure by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement, or  the material failure of Executive to perform reasonable business objectives as determined by the Board of Directors, in all such cases if such breach is not cured within 30 days after written notice of such breach is given by the Company to Executive; (v) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has an adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (vi) intentional damage to the property or business of the Company; (vii) gross negligence; or (viii) the ineligibility of the Executive to perform Executive’s duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

“Change in Control” shall mean:
(i)           when any Person or Persons acting as “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act” and within the meaning of Section 409A of the Code and applicable regulations thereunder) acquires directly or indirectly, securities of TSFG representing an aggregate of more than 50% of the combined voting power of TSFG’s then outstanding voting securities other than an acquisition by:
(A)	any employee plan established by TSFG;
(B)	TSFG or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act);
(C)	an underwriter temporarily holding securities pursuant to an offering of such securities;
(D)	a corporation owned, directly or indirectly, by stockholders of TSFG in substantially the same proportions as their ownership of TSFG; or
(E)	except as provided in clause (iii) below, a merger or consolidation of TSFG with any other corporation which is duly approved by the stockholders of TSFG; or
(ii)           when a majority of the board of directors of TSFG is replaced during any 12-month period and such new appointments are not approved by a majority of the members of the current board prior to the date of appointment or election; or
(iii)           The stockholders of TSFG approve a merger or consolidation of TSFG with any other corporation other than (A) a merger or consolidation that would result in the voting securities of TSFG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least a majority of the combined voting power of the voting securities of TSFG or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of TSFG (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of TSFG (not including in the securities beneficially owned by such Person any securities acquired directly from TSFG) representing a  majority of the combined voting power of TSFG’s then outstanding voting securities; or (C) a plan of complete liquidation of TSFG or an agreement for the sale or disposition by TSFG of all or substantially all of TSFG’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

“Compensation” shall mean the sum of (i) Executive’s Annual Base Salary (as defined in Section 6.1), and (ii) Executive’s Annual Bonus Amount.

“Confidential Information” shall mean all business and other information relating to the business of the Company, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

           “Disability” or “Disabled” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in, (i) the Executive being unable to engage in any substantial gainful activity or (ii) the Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan (including disability benefits) covering employees of the Company. In addition, the Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means a Termination of Employment by the Executive following a Change in Control which, in the sole judgment of the Executive, is due to (i) a change of the Executive's responsibilities, position (including the Executive's office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in the Executive's annual base salary or annual bonus opportunity under The South Financial Group's Management Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been earned but deferred, or benefits; or (iii) a forced relocation of the Executive outside the Miami metropolitan area; or (iv) a significant increase in the Executive' travel requirements (collectively “Status Changes”); provided, however, Executive must elect to terminate Executive's employment within two (2) years of the Status Change on which Executive bases Executive's employment termination.

“Other Benefits” means (i) any unpaid base salary through the date of termination and (ii) amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates (other than this Agreement) at or subsequent to the date of termination in accordance with the terms of such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, “Other Benefits” shall not include any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates.

“Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Vesting Benefits” shall mean the following (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested (except for restrictions on transfer pursuant to the Securities Act of 1933, as amended), but only to the extent that such grants or options would have vested in the twelve months subsequent to termination or the end of the Term hereof, whichever is earlier (such period being referred to in this paragraph as the “Remaining Term”)) and (B) the Executive shall be deemed to be credited with service with the Company for such Remaining Term for the purposes of the Company’s benefit plans; (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or Executive’s total non-qualified retirement benefit hereunder if under the terms of the Company’s qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this definition cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon Executive’s actual employment by the Company, or because the plan or arrangement has been terminated or amended after the effective date of this Agreement, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, Executive’s dependents, beneficiaries and estate. The application of this definition, however, shall not be construed to require the payment or acceleration of any payment that would violate Section 409A of the Code and the regulations (or similar guidance) thereunder.

3.           Duties. During the Term hereof, the Executive shall be an Executive Vice President serving as Market President (and chief operating officer) for the Company’s South Florida market (Broward, Dade and Palm Beach counties), having such duties and authority as are typical of such position and otherwise as assigned to him  by the Company’s CEO or Executive’s direct supervisor. Executive agrees that during the Term hereof, he will devote Executive’s full time, attention and energies to the diligent performance of Executive’s duties. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive's performance of Executive’s duties hereunder.

4.           Term. Unless earlier terminated as provided herein, the Executive's employment hereunder shall be for a rolling term of one year (the “Term”) commencing on the date hereof. This Agreement shall be deemed to extend each day for an additional day automatically without any action on behalf of either party hereto.

5.           Termination. This Agreement may be terminated as follows:

5.1 The Company. The Company shall have the right to terminate Executive's employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive's death, or (iv) without Cause.

5.1.1           If the Company terminates Executive’s employment under this Agreement pursuant to clauses (i) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination and forfeitable share awards and unexercised stock options (regardless of their vested status) shall be deemed immediately terminated.

5.1.2           If the Company terminates Executive’s employment under this Agreement pursuant to clauses (ii) or (iii) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination except that Executive or Executive’s estate will be entitled to receive (1) the Other Benefits and (2) a pro-rata portion of the targeted Annual Incentive Bonus under Section 6.2 for the portion of the year actually worked by Executive prior to Executive’s Disability or death.

5.1.3           (a)         If the Company terminates Executive’s employment pursuant to clause (iv) of Section 5.1 prior to a Change in Control, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum in cash as severance upon such termination, one times Executive’s Compensation.

   (b)         If the Company terminates Executive’s employment pursuant to clause (iv) of Section 5.1 after a Change in Control, Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits and (3) immediately in a lump sum in cash as severance upon such termination, two times Executive’s Compensation.

5.2           By Executive. Executive shall have the right to terminate Executive’s employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company; or (ii) there is an Involuntary Termination.

5.2.1           If Executive terminates Executive’s employment other than pursuant to clauses (i) or (ii) of Section 5.2, the Company's obligations under this Agreement shall cease as of the date of such termination.

5.2.2           (a)         If Executive terminates Executive’s employment hereunder pursuant to clause (i) of Section 5.2 during the two year period following a Change in Control, or pursuant to clause (ii) of Section 5.2, Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits and (3) immediately in a lump sum in cash as severance upon such termination, two times Executive’s Compensation.

   (b)         If Executive terminates Executive’s employment pursuant to clause (i) of Section 5.2 other than under the circumstances described in the immediately preceding clause (a), Executive shall be entitled to receive (1) the Other Benefits, and (2) immediately in a lump sum as severance upon such termination, one times Executive’s Compensation.

6.            Compensation. In consideration of Executive's services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that Executive’s salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

6.1           Annual Salary. During the Term hereof, the Company shall pay to Executive a base salary established by the Company which for the first year of the Term shall be $260,000.00 (the “Annual Base Salary”). Executive’s salary will be reviewed at the beginning of each of its fiscal years and, in the sole discretion of the Company, may be increased for such year (but not decreased). All references herein to Annual Base Salary shall refer to Executive’s base salary as so increased.

6.2           Annual Incentive Bonus. During the Term hereof, the Executive shall participate in the Management Incentive Compensation Plan or any successor thereto  (“MPIP”) at levels equal to similarly situated officers. Executive’s 2007 MPIP payment (payable on or before March 15, 2008) shall be at least $200,000.

6.3           Long Term Equity Plan. During the Term hereof, the Executive shall participate in a long term equity plan or any successor thereto at levels equal to similarly situated officers.

6.4           Miscellaneous Benefits. Executive shall be entitled to share in any other employee benefits generally provided by the Company to executives in similar positions for so long as the Company provides such benefits. Executive shall also be entitled to participate in all other benefits accorded general Company employees.

6.5           Compensation upon Employment. Executive shall be entitled to receive the sign-on bonus, the options and restricted stock set forth in that certain offer letter dated August 2, 2007, subject to the terms and conditions set forth therein. Executive shall also be entitled to receive reimbursement for his monthly business related country club expense and a $1,000 a month car allowance, all as referenced in the August 2, 2007 offer letter.

7.           Excess Parachute Payments. It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive's services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Company's independent accountants acting as auditors for the Company on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to the point that such compensation shall not qualify as “excess parachute payments.”

8.           Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies. After termination of Executive's employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of Executive’s employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive’s employment hereunder (including all copies of the foregoing) in Executive’s possession or control and all of the Company's equipment and other materials in Executive’s possession or control. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.           Noncompetition and Nonsolicitation Agreement.

9.1           During the term hereof and for the twelve month period following the date of termination of employment for any reason (the “Noncompete Period”), Executive shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any other bank, thrift or lending institution, including such entities “in organization” (a “Competitor”) which would involve Executive working in, consulting with respect to, overseeing or otherwise servicing any market area or customers over which Executive had responsibility at the time of his termination or during the two years immediately prior to such termination.

9.2           During the Noncompete Period, Executive shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity,  including but not limited to a Competitor, (i) solicit, induce or attempt to induce (or aid any person or entity in doing so) any employee of Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof, (ii) hire or engage any person who was an employee of Company or any subsidiary at any time during the six month period preceding Executive’s hiring or engagement of such employee, or (iii) solicit or induce or attempt to induce (or aid any person or entity in doing so) any customer, supplier, or other person or  entity in a business relation with Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, supplier, or person or entity in a business relation with the Company. For purposes of this Section 9.2, the phrase “customer, supplier or other person or entity in a business relation with Company” shall mean those persons or entities with whom the Company did business, had work in progress or delivered an offer to perform services during the 18-month period prior to the termination of the Executive.

9.3           If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive. Executive agrees that the restrictions contained in this Section 9 are reasonable and appropriate when considered in light of the nature and extent of the business of the Company.

9.4           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply  to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9.5           The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

9.6           The Noncompete Period shall be extended commensurately (day for day) for any period of time during which Executive is in breach of the covenants set forth in this Section 9.

10.           Enforceability of Confidentiality, Noncompetition and Nonsolicitation Provisions. The provisions of Sections 8 and 9, including all subparts thereof, shall be enforceable regardless of the reason for termination of Executive’s employment and without regard to whether the employment is terminated by Executive or the Company. Executive expressly agrees that should Executive terminate the employment relationship on the grounds of a breach by the Company, as provided at Section 5.2(i) or an Involuntary Termination, as provided at Section 5.2(ii), such breach or Involuntary Termination shall not have any affect upon the enforceability of the provisions of Sections 8 and 9, including all subparts thereof, and Executive may not assert any such breach or Involuntary Termination as a defense to an action to enforce the provisions of Sections 8 and 9, including all subparts thereof. The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Sections 8 or 9 by the Company.

11.           Compliance With Section 409A.
A.           The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Section 409A of the Code, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Section 162(m) of the Code, or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest day at which the Company reasonably anticipates that the making of the payment would not cause such a violation.
B.           If a payment is payable under this Agreement due to a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)) and related Company procedures), then the payment shall be made on a date that is six months after the date of the Executive's separation from service to the extent necessary to comply with the requirements of Section 409A of the Code and related treasury regulations.
C.           This Agreement is intended to comply with the requirements of 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Section 409A of the Code and related treasury regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until this Agreement is appropriately amended to comply with such requirements.
D.           If this Agreement provides that the exercise of a stock option following Executive's termination of employment may be extended to a specified date beyond that set forth in the option award agreement, then it may be extended to a date no later than the earlier of (i) the date specified in the Agreement; (ii) the end of the scheduled term of any such stock option; or (iii) the tenth anniversary of the original date of grant of the stock option. If the Agreement does not provide for a stock option exercise period, this paragraph shall not apply.

12.           Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of Company.

13.           Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Company:	Carolina First Bank
Poinsett Plaza
104 South Main Street
Greenville, South Carolina 29601
Attn: Mary A. Jeffrey

To Executive:	At the most recent address for Executive on file at the Company

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

14.           Provisions Severable/Savings Clause. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.  With respect to any provision or covenant of Section 8 or 9 finally determined by a court of competent jurisdiction to be unenforceable, Executive, the Company and its affiliates hereby agree that such court shall have jurisdiction to reform such provision or covenant so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the provisions or covenants of Section 8 or 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such provision or covenant in any other jurisdiction.

15.           Remedies.

15.1           The Executive acknowledges that if he breaches or threatens to breach Executive’s covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

15.2           All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

16.           Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

17.           Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

18.           Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

19.           Withholding. The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

By:	/s/ Jesus E. Diaz
Jesus E. Diaz

CAROLINA FIRST BANK

By:	/s/ Mary Jeffrey
Title:	Executive Vice President